FOR IMMEDIATE RELEASE

February 22, 2010

Contact: David Stakun (215) 942-8428

Technitrol Names Daniel M. Moloney Chief Executive Officer

PHILADELPHIA - Technitrol, Inc. (NYSE: TNL) announced today that its board of directors has named Daniel M. Moloney as the company's next chief executive officer, replacing James M. Papada, III, who is retiring, pursuant to a plan announced to the board in 2008.

Mr. Moloney comes to Technitrol from Motorola, Inc., where he served most recently as Executive Vice President and President of its Home and Network Mobility business, a leading provider of integrated and customized end-to-end media solutions for cable, wireline, and wireless service providers. He played a leading role in expanding the breadth and global presence of this business. Mr. Moloney served nearly 10 years in senior-level capacities at Motorola and, previously, 16 years in managerial positions of increasing responsibility at General Instrument Corporation before its acquisition by Motorola early in 2000. He holds a bachelor's degree in electrical engineering from the University of Michigan and a master of business administration from the University of Chicago.

"Dan Moloney is a wonderful addition for Technitrol," said Mr. Papada. "We believe that he has the vision and experience to leverage our company's solid market positions and take us to new levels of growth and profitability. Dan is a tested veteran of electronics business cycles, with a long and successful track record of driving performance improvement and leading organizations through periods of transition and rapid technological change."

Mr. Moloney is expected to join Technitrol at the end of March 2010.

Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the wireless and wireline communications, military/aerospace, automotive and electrical equipment industries. For more information, visit Technitrol's Web site at http://www.technitrol.com.

Cautionary Note: This message contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially. This release should be read in conjunction with the factors set forth in Technitrol's report on Form 10-Q for the quarter ended September 25, 2009 in Item 1a under the caption "Factors that May Affect Our Future Results (Cautionary Statements for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995)."

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